                                         EXHIBIT 16

                      Schedule for Computation of Performance Quotation

                                 SCHEDULE FOR COMPUTATION OF
                                  PERFORMANCE QUOTATIONS
                                   YIELD (as of August 31, 1994)



                      7 Day Yield = [((a-b)DIVIDED BYc)DIVIDED BY7] x 365


            7 Day Effective Yield = ([((a-b)DIVIDED BYc)DIVIDED BY7] + 1) 365-1


Where:    a  =    Interest earned during the period
          b  =    Expense accrued for the period (net of reimbursement)
          c  =    The average number of shares outstanding during the period that were entitled to receive dividends


     1.   U.S. Treasury Money Market

          CLASS A                            CLASS B
          a =      22.51                     a =      10,869.96
          b =       0.96                     b =       1,040.58
          c =  25,206.27                     c =  12,167,569.43

          7 Day Yield = 4.46                 7 Day Yield = 4.21
          7 Day Effective Yield = 4.56       7 Day Effective Yield = 4.30

     2.   General Money Market

          CLASS A                            CLASS B
          a =      169,466.52                a =      8,764.58
          b =        7,167.42                b =        834.89
          c =  186,238,001.38                c =  9,629,451.95

          7 Day Yield = 4.54                 7 Day Yield = 4.29
          7 Day Effective Yield = 4.65       7 Day Effective Yield = 4.39

     3.   Tax-Exempt Money Market

          CLASS A
          a =        150,079.53
          b =            9,713.25
          c =  253,052,323.53

          7 Day Yield = 2.89
          7 Day Effective Yield = 2.93